Exhibit 5.1

(Letterhead of Guess & Rudd, P.C.)

August 4, 2006

Little Squaw Gold Mining Company

Attn:  Richard R. Walters

3412 S. Lincoln Drive

Spokane, Washington   99203

Re:

Little Squaw Gold Mining Company

Our File No. 5951.4

Dear Ladies and Gentlemen:

We are acting as counsel to Little Squaw Gold Mining Company (the "Company") for Alaska legal matters in connection with the proposed issuance by the Company of up to 10,431,400 shares of its Common Stock, par value $0.10 per share (the "Shares"), as contemplated by the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission on or about December 30, 2005 under the Securities Act of 1933, as amended (the "Act"), said Registration Statement being hereinafter called the "Registration Statement".

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) a Certificate of Good Standing issued by the Alaska Department of Commerce, Community and Economic Development, (iii) the Company's Amended Articles of Incorporation, (iv) the Company's currently effective Bylaws, and (v) minutes of the Corporation's Board of Directors and shareholders.  We also have examined such other documents and satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion.  As to various facts material to the opinions expressed below, we have relied upon certificates of public officials, representations and certifications from officers of the Company regarding the authenticity and completeness of Company documents provided to us by the Company, and representations contained in the documents referred to above.

Based upon the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that when:

(a)

with respect to the Shares to be issued upon the conversion of the 6% Convertible Debentures (the "Debentures"), or for the payment of interest

Little Squaw Gold Mining Company

Attn:  Richard R. Walters

August 3, 2006

at the discretion of the Company, the notice of conversion of the Debentures has been received by the Company in accordance with the conversion terms of the Debentures and/or the Company elects to issue Shares for interest on Debentures on the interest due date; and

(b)

with respect to the Shares to be issued upon exercise of any of the warrants, after (i) the warrants have been exercised in accordance with their terms and (ii) the applicable warrant exercise price for the Shares to be issued has been received by the Company; and

(c)

the Shares shall have been issued and delivered by the Company;

then, the Shares referred to above will have been legally issued, fully paid, and non-assessable.

The Company is an Alaska corporation.  This opinion is limited to matters governed by the internal laws of the state of Alaska.

These opinions are given as of the date hereof, without any obligation to update these opinions or to advise the addressee hereof, or any other party, of any changes in circumstances or laws that may hereafter be brought to our attention or occur which may affect this opinion.

We hereby consent to the filing of this Opinion with the Registration Statement, and to the references to our firm under the headings "Legal Matters" in the Prospectus which forms part of the Registration Statement.

Very truly yours,

/s/ Guess & Rudd, P.C.